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                                                                    EXHIBIT 4.08



                        NOMINATION AND OBSERVER AGREEMENT

         THIS NOMINATION AND OBSERVER AGREEMENT is entered into as of June 25, 1997, by and between Excite, Inc., a California corporation (the "Company"), and Intuit Inc., a Delaware corporation ("Intuit").

                                    RECITALS

         WHEREAS, Intuit acquired 2,900,000 shares of Common Stock of the Company (the "Purchased Shares") pursuant to a Stock Purchase Agreement by and between the Company and Intuit, dated June 11, 1997 (the "Stock Purchase Agreement").

         WHEREAS, as an inducement for Intuit to enter into the Stock Purchase Agreement, the Company agreed to grant the director nomination and Board observer rights to Intuit as contained herein.

         NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the Company and Intuit agree as follows:

                                    SECTION 1

                           DIRECTOR NOMINATION RIGHTS

         1.1 Designee. For so long as Intuit continues to own at least ten percent (10%) of the outstanding Common Stock of the Company (including shares of Common Stock issuable upon conversion of outstanding shares of Preferred Stock), the Company shall provide Intuit thirty (30) days prior written notice of any shareholder solicitation or action relating to the election of directors. After receipt of such notice, Intuit may, by written notice sent to the Company within ten (10) days of receipt of such notice, request that the Company nominate, and the Company shall nominate, for election to the Company's Board of Directors (the "Board of Directors"), in connection with such shareholder solicitation or action, one candidate designated by Intuit, who shall be reasonably acceptable to the Company (the "Intuit Designee"). In the event that Intuit shall desire to appoint an Intuit Designee otherwise than in connection with a shareholder solicitation or action relating to the election of directors, then as soon as practicable upon written notice from Intuit, the Company shall appoint an Intuit Designee to the Board of Directors.

         1.2 Affiliates. For purposes of this Agreement, all shares held by an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of Intuit, will be deemed to be owned by Intuit.

         1.3 Voting of Management Shares. The Company shall use its best efforts
(i) to cause to be voted the shares for which the Company's management or the Board of Directors holds proxies or is otherwise entitled to vote in favor of the election of the Intuit Designee nominated



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pursuant to this Agreement; and (ii) to cause the Board of Directors to unanimously recommend to its shareholders to vote in favor of the Intuit
Designee.

         1.4 Vacancies. In the event that any Intuit Designee shall cease to serve as a director of the Company for any reason, the vacancy resulting therefrom shall be filled by another Intuit Designee.

         1.5 Equal Treatment. The Company shall provide the same compensation and rights and benefits of indemnity to the Intuit Designee as are provided to other non-employee directors.

                                    SECTION 2

                                 OBSERVER RIGHTS

         2.1. Observer Rights. For so long as Intuit continues to own at least ten percent (10%) of the outstanding Common Stock of the Company (including shares of Common Stock issuable upon conversion of outstanding shares of Preferred Stock) and an Intuit Designee is not a member of the Board of Directors, the Company shall invite a representative of Intuit (the "Representative"), which Representative shall be reasonably acceptable to the Company, to attend all meetings of the Board of Directors and the audit committee thereof in a non-voting observer capacity and, in this respect, shall give such Representative copies of all notices, minutes, consents and other Board of Directors' or audit committee members' materials that it provides to all of its directors or to its audit committee members (as appropriate); provided, however, (i) that the Company reserves the right to withhold any information and to exclude such Representative from any meeting, or any portion thereof, as is reasonably determined by the Chairman of the Board or a majority of the members of the Board of Directors or the audit committee thereof (in the case of audit committee meetings) to be necessary for purposes of confidentiality, competitive factors, attorney-client privilege or other reasonable purposes; and (ii) that in no event shall the failure to provide the notice described above invalidate in any way any action taken at a meeting of the Board of Directors or any meeting of the audit committee thereof.

         2.2 Confidentiality. Intuit agrees, and Intuit will cause any Representative of Intuit to agree, to hold in confidence with respect to all information so provided and not use or disclose any confidential information provided to or learned by it in connection with its rights under this letter other than for purposes reasonably related to Intuit's interest as a shareholder of the Company, and not to the detriment of, the Company. The confidentiality provisions hereof will survive any termination of this Agreement.

                                    SECTION 3

                                  MISCELLANEOUS

         3.1 Termination. This Agreement shall terminate and have no further force or effect at such time as Intuit ceases to hold at least ten percent (10%) of the outstanding Common Stock (including shares of Common Stock issuable upon conversion of outstanding shares of Preferred Stock) of the Company.



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         3.2 Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate Intuit for the breach of this Agreement by the Company, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, the Company waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

         3.3 Assignment. This Agreement and the rights granted to Intuit hereunder are personal to Intuit and may not be assigned to any other person; provided, however, that this Agreement and all of the rights granted to Intuit hereunder may be assigned to (i) a purchaser in a private, block sale transaction of all of the shares of Common Stock of the Company held by Intuit, which purchaser is reasonably acceptable to the Company or (ii) any party who acquires ownership or control of Intuit through a merger, consolidation, sale of assets or similar business combination (either such party is referred to as an "Assignee"); provided, further, that any Assignee expressly agrees in writing to be bound by the standstill provisions and resale restrictions contained in Sections 4.5 and 4.6 of the Stock Purchase Agreement.

         3.4 Successors and Assigns. Except as otherwise expressly provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

         3.5 Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without reference to principles of conflict of laws or choice of laws.

         3.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         3.7 Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

         3.8 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified in the case of the Company, at 555 Broadway, Redwood City, California 94063, attention: General Counsel, with a copy to Mark C. Stevens, Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306, or in the case of Intuit, at 1840 Embarcadero Road, Palo Alto, California 94303, attention: Treasurer, with a copy to: General Counsel, or at such other address as any party may designate by giving ten (10) days advance written notice to the other party.



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         3.9 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Intuit.

         3.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

         3.11 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties with respect to the subject matter hereof.

         3.12 Further Assurances. From and after the date of this Agreement, upon the request of Intuit or the Company, the Company and Intuit shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.



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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY                           INTUIT
-----------                           ------

EXCITE, INC.,                         INTUIT INC.,
a California corporation              a Delaware corporation

By: /s/ Robert C. Hood                By: /s/ William Harris
   -------------------------------       ----------------------------------
Title: Executive VP, CAO/CFO          Title: Exec. VP
      ----------------------------          -------------------------------





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